Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-114996 on Form S-3 and No. 333-128754 on Form S-8 of our report dated June 15, 2004, except for Notes 2 and 13 for which the date is June 16, 2006, appearing in this Annual Report on Form 10-K of Chindex International, Inc. for the year ended March 31, 2006.
/s/ Ernst & Young LLP
McLean, Virginia
June 26, 2006